EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Nam Tai Electronics, Inc. on Form S-8 of our report dated March 9, 2006 relating to the financial statements of Nam Tai Electronics, Inc. appearing in the annual report on Form 20-F of Nam Tai Electronics, Inc. for the year ended December 31, 2005.
Hong Kong
August 15, 2006